Exhibit 10.5

FIRST AMENDMENT TO

AMENDED AND RESTATED HEALTHPEAK PROPERTIES, INC. 2014 PERFORMANCE INCENTIVE PLAN (AS AMENDED AND RESTATED OCTOBER 24, 2019)

THIS FIRST AMENDMENT TO AMENDED AND RESTATED HEALTHPEAK PROPERTIES, INC. 2014 PERFORMANCE INCENTIVE PLAN (AS AMENDED AND RESTATED OCTOBER 24, 2019) (this “First Amendment”), is made and adopted by the Board of Directors (the “Board”) of Healthpeak Properties, Inc., a Maryland corporation (the “Company”), on February 10, 2023. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Healthpeak Properties, Inc. 2014 Performance Incentive Plan (As Amended And Restated October 24, 2019) (as amended, the “Plan”);

WHEREAS, pursuant to Section 8.6.2 of the Plan, the Board may, at any time, amend, modify, or suspend the Plan in whole or in part; and

WHEREAS, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth herein.

AMENDMENT

1.	Section 3.1. Section 3.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares or LTIP Units (as defined herein) subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan.”

2.	Section 3.2. Clauses (e) and (g) of Section 3.2 of the Plan are hereby deleted and replaced in their entirety with the following:

(e)	cancel, modify, or waive the Corporation’s or its Subsidiaries’ rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(g)	adjust the number of shares of Common Stock, LTIP Units or other securities subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (subject to the no repricing provision below);

3.	Section 4.2. Section 4.2 of the Plan is hereby amended by adding the following new paragraph after clause (d) in such section:

“Each LTIP Unit subject to an award under the Plan shall be treated as a share of Common Stock (or, for purposes of applying the Full-Value Award ratio described above, 1.5 shares of Common Stock) for purposes of calculating the aggregate number of shares of Common Stock available for issuance under the Plan as set forth in this Section 5.1 and for purposes of calculating the other award limits set forth in this Section 5.1.”

4.	Section 4.3. The first sentence of Section 4.3 of the Plan is hereby deleted and replaced in its entirety with the following:

“To the extent that an award is settled in cash or a form other than shares of Common Stock or LTIP Units, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan.”

5.	Section 5.1.4. The following new Section 5.1.4 is hereby added to the Plan and the following sections are renumbered accordingly:

“LTIP Units Awards. An LTIP Unit is an “LTIP Unit” of Healthpeak OP, LLC (the “Partnership”) (as defined in that certain Agreement of Limited Partnership of Healthpeak OP, LLC (as it may be amended from time to time, the “Partnership Agreement”)) that is intended to constitute a “profits interest” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191. The Administrator is authorized to grant LTIP Units in such amount and subject to such terms and conditions as may be determined by the Administrator; provided, however, that LTIP Units may only be issued to an Eligible Person for the performance of services to or for the benefit of the Partnership (a) in the Eligible Person’s capacity as a partner or member of the Partnership, (b) in anticipation of the Eligible Person becoming a partner or member of the Partnership, or (c) as otherwise determined by the Administrator; provided, that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code. The Administrator shall specify the conditions and dates upon which the LTIP Units shall vest and become nonforfeitable. LTIP Units shall be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Administrator may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such instalments, or otherwise, as the Administrator determines at the time of the grant of the award or thereafter.”

6.	Section 7.3(a). Clause (B) of the proviso in Section 7.3(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“(B) any acquisition by the Corporation or the Partnership,”

7.	Section 8.1. The first sentence of Section 8.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock and/or LTIP Units, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith.”

8.	This First Amendment shall be and is hereby incorporated in and forms a part of the Plan.

9.	Except as expressly provided herein, all terms and provisions of the Plan shall remain in full force and effect.

[Signature Page Follows]

I hereby certify that the foregoing First Amendment was duly adopted by the Board of Directors of Healthpeak Properties, Inc. on February 10, 2023.

Executed on this 10th day of February, 2023.

/s/ Scott A. Graziano
By: Scott A. Graziano
Its: Senior Vice President –
Deputy General Counsel and
Corporate Secretary